AMENDED AND RESTATED SCHEDULE A
TO THE TRUST INSTRUMENT

FIRST INVESTORS INCOME FUNDS
Floating Rate Fund
Fund For Income
Government Cash Management Fund
International Opportunities Bond Fund
Investment Grade Fund
Limited Duration Bond Fund
Strategic Income Fund

Schedule updated as of January 31, 2019